SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

MSB FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
PL Capital, LLC Defined Benefit Plan
Richard J. Lashley
Beth Lashley
Dr. Robin Lashley
              John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Filed by PL Capital Group

        On January 9, 2008, PL Capital Group filed a letter to the stockholders of MSB Financial Corp. with the Securities and Exchange Commission pursuant Rule 14a-12 of the Securities Exchange Act of 1934, as amended. A copy of the letter follows as part of this filing.

DO NOT VOTE FOR THE MSB FINANCIAL CORP. STOCK BENEFIT PLANS

January 9, 2008

Dear Fellow MSB Financial Corp. Stockholder:

You may have already received, or in the next few days or so you should receive, a proxy statement from MSB Financial Corp. (MSB Financial), in connection with their Annual Meeting scheduled for February 11, 2008. In that proxy, we anticipate that MSB Financial will solicit your vote to approve certain stock benefit plans that would allow MSB Financial to issue lucrative grants of stock and options to the management, board and employees of MSB Financial (the Plans). If MSB Financial puts the Plans up for stockholder approval at the Annual Meeting, as we anticipate, then you will receive a proxy statement from the PL Capital Group opposing approval of the Plans. It is important that you do not cast a vote on any proposal to approve the Plans until you have an opportunity to read both PL Capital’s and MSB Financial’s proxy. PL Capital plans to vote AGAINST any proposal to approve the Plans and urges you to also vote AGAINST any proposal to approve the Plans.

Who is the PL Capital Group and why do we oppose any proposal to approve the Plans? The PL Capital Group consists of various investment entities which focus exclusively on investments in banks and thrifts such as MSB Financial. The PL Capital Group beneficially owns an aggregate of 422,973 shares of MSB Financial’s total outstanding common stock. PL Capital is MSB Financial’s largest stockholder, excluding shares held by MSB Financial, MHC (the MHC). PL Capital owns approximately 7.5% of MSB Financial’s total outstanding common stock and 16.7% of the common stock held by the public (namely, the common stock held by stockholders other than the MHC).

We oppose any proposal to approve the Plans because we believe that the type of benefits that could be granted pursuant to the Plans should be earned, not granted simply because MSB Financial is now publicly traded. In our opinion, MSB Financial has not yet demonstrated sufficient financial performance to justify authorizing the company to issue lucrative grants of stock and options to its management, board and employees.

Please note that we are not permanently opposed to approval of such Plans. We met with MSB Financial’s management on several occasions in 2007 and in a recent meeting we gave them a template of actions they should take to enhance stockholder value before we would support approval of any such Plans. The suggested actions include:

•	Earning a Return on Equity of at least 5%;
•	Repurchasing up to one-third of the outstanding common stock (held by the public) over the next few years, with most of that frontloaded into the next 12-18 months while the stock price is attractive;
•	Increasing the cash dividend annually until such time that the payout ratio is 100%; and
•	Paying those cash dividends to the public stockholders (with the MHC waiving the right to the dividends, as allowed by MSB Financial’s regulators).

Based upon projections prepared by the PL Capital Group (the achievement of which cannot be assured), which were provided to MSB Financial, we project that if MSB Financial follows the template set forth in our projections, then the company should be able to pay a cash dividend to stockholders of $0.36 in 2008, $0.56 in 2009, $0.88 in 2010, $1.09 in 2011 and $1.21 in 2012. We believe that these types of actions are necessary to significantly increase long term stockholder value and urge stockholders to vote against any proposal to approve the Plans until such time as the company implements these actions. If MSB Financial implements these actions aggressively in 2008, we are likely to vote for any such Plans at the next annual meeting in 2009, but for now, we cannot support the approval of any such Plans. We hope you agree and urge you to vote AGAINST any proposal to approve the Plans.

Any proposal to approve the Plans would require, assuming a quorum is present, an affirmative vote of a majority of the common stockholders who vote (other than the MHC), SO YOUR VOTE COUNTS. The proxy materials will contain information on how to vote and other important information. Please feel free to contact us at the number noted below with questions or comments.

Sincerely,

/s/ Richard Lashley Richard Lashley	/s/ John W. Palmer John W. Palmer
Principal, PL Capital LLC	Principal, PL Capital LLC
466 Southern Blvd.	20 East Jefferson Avenue
Adams Bldg.	Suite 22
Chatham, NJ 07928	Naperville, IL 60540
973-360-1666	630-848-1340
973-360-1720 (fax)	630-848-1342
bankfund@aol.com	palmersail@aol.com

Important Information

PL Capital Group intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with soliciting stockholders to vote against certain stock benefit plans that PL Capital Group anticipates MSB Financial Corp. will put to a vote of stockholders at its 2008 Annual Meeting of Stockholders. Shareholders are urged to read the definitive proxy statement and the accompanying WHITE proxy card when they become available, because they will contain important information about PL Capital Group, MSB Financial Corp., the stock benefit plans being put to stockholders for approval and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

PL Capital Group consists of the following persons who will be participants in the solicitation from MSB Financial Corp.’s stockholders of proxies against certain stock benefit plans that PL Capital Group anticipates MSB Financial Corp. will put to a vote of stockholders at its 2008 Annual Meeting: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; the PL Capital, LLC Defined Benefit Plan; Richard J. Lashley; Beth Lashley; Dr. Robin Lashley; and John W. Palmer. Such participants may have interests in the solicitation, including as a result of holding shares of MSB Financial Corp. common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with MSB Financial Corp.’s 2008 Annual Meeting of Stockholders.